Item 77C

American Independence Stock Fund
Vote Tabulation Summary
Record Date  February 4, 2015
Meeting Dates  March 30, 2015, adjourned to April 24, 2015

A Special meeting of shareholders of the Stock Fund was held on March 30, 2015, and adjourned to April 24, 2015, to approve the following proposal:

Proposal 1 - Approval of New Investment Sub-Advisory Agreement between American Independence Financial Services, LLC and AJO on behalf of the Fund.

Vote count as of March 30, 2015:

Record Date Shares
Shares Voted
 % Voted
 In Favor
 Against
 Abstain

5,579,776
1,730,975
    31.0%
   1,633,434 69,834
27,707


Vote count as of April 24, 2015:

Record Date Shares
Shares Voted
% Voted
In Favor
Against
Abstain

5,579,776
      1,828,170
32.8%
      1,730,629
69,834
27,707


As of the Adjourned Meeting date only 32.8% of record date shares had voted, which was not sufficient for a quorum. Given that a quorum had not been met and the difficulty in achieving a quorum, the meeting was adjourned and the Proposal was not passed. It was noted that American Independence would meet with the Funds Trustees to consider further actions regarding the Proposal.